                                                                    EXHIBIT 11
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

                              CONCURRENT COMPUTER CORPORATION

                 PRIMARY AND FULLY DILUTED EARNINGS PER SHARE COMPUTATION
                (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                YEARS  ENDED  JUNE  30,
                                                             -----------------------------

                                                               1997      1996       1995
                                                             --------  ---------  --------
Net Income (loss)                                            $ 4,061   $(41,309)  $(2,006)
Preferred stock dividends                                       (311)         -         -
                                                             --------  ---------  --------
Net income (loss) available to common         shareholders   $ 3,750   $(41,309)  $(2,006)
                                                             ========  =========  ========

Weighted average number of common shares                      44,603     30,568    30,095
Increase in weighted average number of common shares
  upon assumed exercise of stock options                         509          -         -
                                                             --------  ---------  --------

Total                                                         45,112     30,568    30,095
                                                             ========  =========  ========

Income (loss) per share:
  Net Income (loss)                                          $  0.09   $  (1.35)  $ (0.07)
  Preferred stock dividends                                    (0.01)         -         -
                                                             --------  ---------  --------
Net income (loss) available to common shareholders           $  0.08   $  (1.35)  $ (0.07)
                                                             ========  =========  ========
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